Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLX BIO, INC.

FLX BIO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is FLX Bio, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 4, 2015 and the original name of this Corporation was FLX Bio, Inc.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), duly approved and adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article I shall be amended and restated to read in its entirety as follows:

“I.

The name of this company is RAPT THERAPEUTICS, INC. (the “Company” or the “Corporation”).”

FOURTH: This Certificate of Amendment was duly adopted in accordance with Sections 141 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 20th day of May, 2019.

FLX BIO, INC.

By:	/s/ Brian Wong
Brian Wong Chief Executive Officer